Exhibit 99.3
Press Release

Thorium Power Announces that Board of Directors Approve Share Repurchase Program Effective Immediately

Washington D.C. (10/17/06) Thorium Power Ltd. (OTCBB: THPW) has today announced that its Board of Directors ("BOD") has ratified a share buyback program for an aggregate of $1,000,000 over the next 12 months, with $250,000 to be repurchased immediately. At the discretion of the CEO Seth Grae, the Company may effect further share repurchases over the course of the year depending on valuation of the Company reflected in the share price. The Company believes strongly in its underlying fundamentals and believes that recent volatility in the share price has created an opportunity for a buyback.

Thorium Power Chairman Ambassador Thomas Graham Jr. commented "The Board of Directors has made this decision in response to an unwarranted decline in our share price. The Company is making great progress on a number of fronts and we wish to demonstrate to shareholders that management continues to have great confidence in future prospects. While we cannot control short term trading volatility, we can capitalize on great value we believe has been created by the lower valuation."

The Company is also disclosing that no current Thorium Power officers or directors have sold or plan to sell any shares at this time.

About Thorium Power Ltd.

Thorium Power Ltd. is involved in the nuclear power sector. Its focus is on technologies and services that will benefit from, and help lead to, expanded use of nuclear power generation. The company has assembled an International Advisory Board comprised of key national and international leaders in the fields of Nuclear Energy, Finance, Government Affairs, Non- proliferation and Diplomacy. Thorium Power Ltd. also has put together a Technical Advisory Board made up of top scientists and practitioners from the world's major nuclear companies. Thorium Power Inc., a wholly owned subsidiary of Thorium Power Ltd., is a leading developer of proliferation resistant nuclear fuel technologies. Thorium Power Inc. designs nuclear fuels, obtains patent protection on these fuels, and coordinates fuel development with commercial entities and governments. The company has been working in Russia with Russian nuclear engineers and scientists for over a decade.

DISCLAIMER

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include the description of our plans and objectives for future operations, assumptions underlying such plans and objectives, statements regarding benefits of the proposed merger and other forward-looking terminology such as "may", "expects", "believes", "anticipates", "intends", "expects", "projects" or similar terms, variations of such terms or the negative of such terms. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made herein. These risks, as well as other risks associated with the merger, will be more fully discussed in any joint proxy statement or prospectus or other relevant document filed with the Securities and Exchange Commission in connection with the proposed merger. Such information is based upon various assumptions made by, and expectations of, our management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to significant economic and competitive uncertainties and contingencies beyond our control and upon assumptions with respect to the future business decisions which are subject to change. Accordingly, there can be no assurance that actual results will meet expectations and actual results may vary (perhaps materially) from certain of the results anticipated herein.

For more information:

Peter Charles
Thorium Power Ltd.
Ph: (703) 918-4932
Email: ir@thoriumpower.com